Exhibit T3B.22

LIMITED LIABILITY COMPANY AGREEMENT

OF TIDEWATER MARINE WESTERN, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Tidewater Marine Western, LLC, a Delaware limited liability company (the “Company”), is entered into as of the 25th day of July, 2017, by Tidewater Marine, L.L.C. (the “Member”), and the Company.

1.    Formation, Conversion and Filing. The Company was formed as a Texas corporation on February 12, 1962. The Company was converted into a Delaware limited liability company pursuant to Section 10.101 et seq. of the Texas Business Organizations Code (the “TBOC”) and Section 18-214 of the Delaware Limited Liability Company Act (the “Act”) through the adoption and approval of a Plan of Conversion under the TBOC, the filing of a Certificate of Conversion in accordance with the TBOC with the Secretary of State of the State of Texas (the “Texas Secretary of State”), and the filing of a Certificate of Conversion and Certificate of Formation (collectively, the “Conversion and Formation Documents”) in accordance with the Act with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). Jeffrey M. Platt, as the designated “authorized person” of the Company within the meaning of the Act, executed, and caused to be delivered and filed the applicable Conversion and Formation Documents with the Texas Secretary of State and the Delaware Secretary of State, which execution, delivery and filing are hereby ratified and confirmed in all respects. Upon such filing, Mr. Platt’s powers as an “authorized person” of the Company ceased. Subject to Sections 10, 11 and 12 of this Agreement, as of the date of this Agreement, the Directors (as hereinafter defined) of the Company, and any officers of the Company authorized by the Directors, shall each be deemed an “authorized person” to execute, deliver and file any amendments and/or restatements of the Certificate of Formation of the Company (including an Amended and Restated Certificate of Formation) and any other certificates (and any amendments and/or restatements thereof) permitted to be filed with the Delaware Secretary of State, and shall continue as a designated “authorized person” within the meaning of the Act. The Company also shall make such filings as are required to register to do business in each jurisdiction in which the Company elects to do business.

2.    Name. The name of the Company shall be Tidewater Marine Western, LLC, and its affairs shall be conducted under the Company name or such other name as the Directors may select in accordance with the Act.

3.    Purpose. The purpose of the Company shall be to carry on the business of making, protecting, enhancing and otherwise dealing, directly or indirectly, with investments of any type, including securities of all types, acquiring, owning, leasing, financing, operating and selling businesses and/or property, real and personal, wheresoever located, and to engage in any one or more enterprises, ventures, undertakings and business permitted under the Act. The Company shall have the power to do all acts and things necessary or useful in connection with the foregoing.

4.    Principal Office. The principal office of the Company shall be located at 601 Poydras Street, 15th Floor, New Orleans, Louisiana 70130, or at such other place within or outside the State of Delaware as the Directors may from time to time designate.

5.    Registered Office and Agent. The Directors shall select and designate a registered office and registered agent for the company in Delaware and in each other state in which the Company is required to maintain or appoint one.

6.    Term. The term of existence of the Company shall, subject to Section 7, continue in perpetuity.

7.    Termination. The Company shall terminate prior to the time set forth in Section 6 upon the earlier of:

(a)    Upon the sale or other disposition of all or substantially all of the Company’s non-cash assets and the collection of all amounts due the Company; and

(b)    At the written election of the sole Member made at any time.

Upon the termination of the Company, the affairs of the Company shall be wound up and the Company shall be dissolved and terminated.

8.    Capital Contributions; Capital Account. The sole Member’s initial contribution to the capital of the Company was $100.00 U.S. Dollars. A capital account shall be maintained for the Member at all times in accordance with generally accepted accounting principles, consistently applied. The sole Member shall have no legal obligation to make any additional Capital Contributions to the Company.

9.    Profits and Losses. The net profit and loss of the Company shall be determined on an annual basis and distributed to the sole Member as and when the sole Member deems appropriate.

10.    Management of Company. The Company shall be a manager-managed limited liability company (each such manager, a “Director”). The number of Directors shall be not less than three nor more than eight, and each Director shall be an individual who is a citizen of the United States (a “U.S. Citizen”). Within such limits, the number of Directors shall be determined from time to time by resolution adopted by the Directors. Except for the initial Directors, the Directors shall be selected, and may be removed with or without cause, by the Member. The business of the Company shall be managed by or under the direction of its Directors, who need not be Members of the Company, and who may exercise all powers of the Company and do all such lawful acts and things as are not by the Certificate of Formation or by this Agreement directed or required to be done by the Member. No Member has authority or power to act for or on behalf of the Company or to do any act that would be binding on the Company.

11.    Officers. The officers of the Company shall be chosen by the Directors, and may consist of a president, vice president, secretary, treasurer and such other officers and assistant officers and agents as may be deemed necessary by the Directors, each of whom shall be elected by the Directors annually. The president, if any, shall be the chief executive officer of the Company, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Directors are carried into effect. The president shall have full authority to execute powers-of-attorney appointing other corporations, partnerships or individuals the agent of the Company. The president shall be a U.S. Citizen. The vice presidents, in the order of their seniority, shall, in the absence or disability of the president, perform the duties and exercise the powers of the chief executive officer and shall perform such other duties as the president or the Directors shall prescribe; provided, however, that any vice president who is not a U.S. Citizen is not authorized to act, and may not act, pursuant to the foregoing sentence or in the absence or disability of the chairman of the Directors or the president, nor may such vice president be granted or delegated any authority to bind the Company.

12.    Other Officers, Agents and Attorneys-in-Fact. Subject to Section 11 of this Agreement, the Directors may appoint such other officers, agents and attorneys-in-fact of the Company as they deem advisable from time to time, who shall serve for such periods and exercise such powers and perform such duties as may be determined from time to time by the Directors; provided, however, that no person who is not a U.S. Citizen may exercise or be delegated any authority or duties that in any way relate to the exercise of authority or performance of duties associated with the functions of the chairman of the Directors or the president nor may such person be granted or delegated any authority to bind the Company.

13.    Prohibitions. Without the written consent or ratification of the Directors, the Company shall not expend money or dispose of property other than on account and for the benefit of the Company or to pledge any of the Company’s credit or property for other than Company purposes.

14.    Liability of Member. The Member shall not be personally liable for any debts, obligations or losses of the Company beyond the amount contributed by it to the Company under this Agreement and except as otherwise specified by the Act. The Member shall not be personally liable to the Company, for actions or inactions taken in good faith and reasonably believed by the Member to be in the best interests of the Company. The Company shall indemnify, defend and hold harmless the Member from and against any and all losses, expenses, costs, liabilities and suits which may be imposed on or asserted against the sole Member arising out of the performance by the Member of its duties in accordance with this Agreement and in the ordinary course of the Company’s business.

15.    Single Member Status. The Company shall for federal and state income tax purposes be disregarded as an entity separate from its sole Member pursuant to the authority of Treasury Regulations Section 301.7701-3(b)(1)(ii) and any comparable rule or regulation under applicable state tax laws during any period of time that the Company has only one Member; provided, however, that the Company shall not be disregarded as an entity separate and distinct from its single Member for purposes of any other law or circumstance, including state sales and use taxes. For the avoidance of doubt, the bankruptcy of a member shall not cause such member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

16.    Prohibition on Non-Voting Securities. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (a) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (b) shall have such force and effect, if any, only for so long as such Section is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

17.    Separateness. The Company is not the agent of the sole Member or any other person. The Company shall maintain its assets separate from the assets of its sole Member.

18.    Application of Act. Any matter not specifically addressed by this Agreement shall be governed by the provisions of the Act.

19.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned hereby approve this Limited Liability Company Agreement of Tidewater Marine Western, LLC, effective as of the date first set forth above.

COMPANY:

TIDEWATER MARINE WESTERN, LLC

By:	/s/ Jeffrey M. Platt
Name:	Jeffrey M. Platt
Title:	Director and President

By:	/s/ Bruce D. Lundstrom
Name:	Bruce D. Lundstrom
Title:	Director and Vice President

By:	/s/ Quinn P. Fanning
Name:	Quinn P. Fanning
Title:	Director and Treasurer

SOLE MEMBER:

TIDEWATER MARINE, L.L.C.

By:	/s/ Jeffrey M. Platt
Name:	Jeffrey M. Platt
Title:	Director/Manager and President

Signature Page to

Limited Liability Company Agreement of Tidewater Marine Western, LLC